STATE OF DELAWARE

CERTIFICATE OF DISSOLUTION

OF

FIFTH STREET ASSET MANAGEMENT INC.

PURSUANT TO SECTION 275(a) and (b) OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Fifth Street Asset Management Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.       The dissolution of the Corporation has been duly authorized by the Board of Directors and Stockholders in accordance with subsections (a) and (b) of Section 275 of the DGCL.

2.       The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was May 8, 2014.

3.       The date the dissolution was authorized is December 8, 2017.

4.       The names and addresses of the directors and officers of the Corporation are as follows:

Leonard M. Tannenbaum, Chairman and Chief Executive Officer

Michael W. Arthur, Director

Bernard D. Berman, President and Chief Compliance Officer

Jodi H. Bond, Director

Thomas H. Brandt, Director

Alexander C. Frank, Director

Thomas L. Harrison, Director

James F. Velgot, Director

The address of each of the directors and officers of the Corporation is c/o Fifth Street Asset Management Inc., 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Dissolution as of the 11th day of December 2017.

By:	/s/ Leonard M. Tannenbaum
Name:	Leonard M. Tannenbaum
Title:	Chairman and Chief Executive Officer